Exhibit 10.1

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (the “Agreement”) is entered into as of January 23, 2017 (the “Effective Date”), by and among Washington Federal, Inc., a Washington corporation, and together with its wholly owned subsidiary Washington Federal N.A. (collectively, the “Company”), and Roy M. Whitehead (the “Executive”).

R E C I T A L S

WHEREAS, the Executive is currently serving as the Chairman and Chief Executive Officer (“CEO”) of the Company;

WHEREAS, the Executive and the Company have agreed that the Executive will transition to Executive Chairman of the Board of Directors on April 1, 2017, concurrent with the ending of Executive’s term as CEO of the Company;

WHEREAS, the Executive has agreed to continue to provide services to assist the Company with the transition of a new Chief Executive Officer through December 31, 2018;

WHEREAS, the Board wishes to enter into this Transition Agreement with the Executive to ensure a smooth transition in leadership and to encourage the Executive to remain as an employee of the Company for a fixed period of time from and after the Effective Date;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Employment; Duties.

(a)Transition Period. During the period beginning on the Effective Date and ending on March 3, 2017 (the “Transition Date”), the Executive shall continue to serve the Company as its CEO. During the period from the Effective Date until the Transition Date (the “First Transition Period”), the Executive shall additionally work to efficiently transition his duties and responsibilities to the CEO’s successor.

(b)Executive Chairman of the Board. As of the Transition Date, Executive voluntarily resigns as Chief Executive Officer of the Company. From the Transition Date through the earlier to occur of (i) March 31, 2018 or (ii) the date on which the Executive’s term as a Director expires or Executive resigns or is removed from the Board of Directors of the Company, the Executive shall hold the title of Executive Chairman of the Board of Directors (such period, the “Second Transition Period”). The Executive will be available to perform the duties of Executive Chairman customarily related to this function, including (a) acting as chairman of Board of Director and shareholder meetings, (b) acting as a liaison between the Company’s senior management and the Board of Directors and its committees, (c) advising the Company’s senior management on matters of Company operations and (d) otherwise performing the duties of Chairman of the Board, as well as such other customary duties as may be determined and assigned by the Board of Directors and as may be required by the Company’s governing instruments, including its Articles of Incorporation, Bylaws, and its corporate governance charters, each as amended or modified from time to time, and by applicable law, rule or regulation. The Executive Chairman will perform such duties described herein in accordance with the general fiduciary duty of executive officers and directors arising under the Washington Business Corporation Act. The Board of Directors will support the nomination of Executive as a member of the Company’s Board of Directors at the 2018 Annual Meeting of Shareholders. At the end of the Second Transition Period, Executive will tender his resignation to the Company as Executive Chairman of the Board of Directors, after which point Executive will no longer be an employee of the Company but shall continue to provide services to the Company, as provided in 1(c) below.

(c)Chairman of the Board. Executive’s employment with the Company will terminate effective as of the end of business on March 31, 2018 (the “Termination Date”). Executive will continue to serve the Company, from and after the Termination Date through December 31, 2018 (the “Third Transition Period”), either (i) as the Chairman of the Company’s Board of Directors or (ii) as a consultant to the Company and its Board of Directors, as requested by the Company’s Board of Directors and as agreed to by the Executive. If requested by the Board, the Executive agrees to tender his resignation from the Board upon the Termination Date or at the end of the Third Transition Period.

2.Compensation. As compensation for the Executive’s continuing employment and service hereunder pursuant to the terms and conditions of this Agreement, in recognition of the Executive’s contributions to the Company and as consideration for the Releases (as defined below), the Company will provide Executive with the following compensation and benefits:

(a)First Transition Period. During the First Transition Period, the Executive’s compensation shall be as follows:
(i)Executive will continue to receive his existing base salary as in effect on the Effective Date, payable in accordance with the Company’s standard payroll practices, subject to tax withholding.
(ii)Executive shall be entitled to receive a pro-rated portion of any earned Short-Term Incentive Plan bonus with respect to the period beginning on October 1, 2016 and ending on the Transition Date, payable to Executive at such time as the annual bonuses for fiscal year 2017 are paid by the Company to its executive officers.

(iii)All long-term Incentive grants (restricted performance shares and restricted stock awards) previously made will continue to vest during the First Transition Period. Executive will not be eligible to receive any new grants during the First Transition Period.

(iv)Executive will continue to be eligible to participate in or receive benefits under the Company’s retirement, health, welfare and fringe benefit plans for employees in effect from time to time, subject to the terms and conditions of such plans (collectively, the “Plans”).

(v)During the First Transition Period, Executive will not be entitled to receive any additional compensation other than as set forth herein for his service as a director of the Company.

(b)Second Transition Period. During the Second Transition Period, the Executive’s compensation shall be as follows:
(i)Annual base salary of $386,250, payable in accordance with the Company’s standard payroll practices, subject to tax withholding.

(ii)Continued participation in the Company’s Short-Term Incentive Plan applicable to executive officers, with a bonus target of 50% of base salary earned from the Transition Date until

September 30, 2017, and a maximum potential payout of 100% of such base salary, payable to Executive at such time as the annual bonuses for fiscal year 2017 are paid by the Company to its executive officers.

(iii)Continued participation in the Short-Term Incentive Plan applicable to executive officers for fiscal year 2018, with a bonus target of 50% of base salary earned from October 1, 2017 to March 31, 2018 and a maximum potential payout of 100% of such base salary, payable to Executive at such time as the annual bonuses for fiscal year 2018 are paid by the Company to its executive officers.

(iv)All Long-Term Incentive grants (restricted performance shares and restricted stock awards) will continue to vest during the Second Transition Period. Executive will not be eligible to receive any new grants during the Second Transition Period.

(v)Executive will continue to be eligible to participate in the Plans.

(vi)During the Second Transition Period, Executive will not be entitled to receive any additional compensation other than as set forth herein for his service as a director of the Company. Executive will maintain ownership of Company common stock in an amount equal to 5 times Executive’s annual base salary during the Second Transition Period.

(c)Third Transition Period.
(i)During the Third Transition Period, the Executive shall be entitled to receive a quarterly retainer of $37,500, plus, if Executive is serving on the Company’s Board of Directors, any applicable per meeting fees generally available to all directors of the Company.

(ii)Executive will no longer be entitled to participate in the Short-Term or Long-Term incentive plans applicable to executive officers of the Company; provided, however, that all Long-Term Incentive grants previously made to Executive will continue to vest during the Third Transition Period.

(iii)Executive will no longer be eligible to participate in the Plans.

3.Separation Pay. Subject to the terms and conditions of this Agreement, on April 1, 2018, Executive shall be entitled to receive a lump sum payment of $1,375,000 (the “Separation Payment”).

4.Long-Term Incentive Grants. Subject to the terms and conditions of this Agreement, any restricted shares granted as a component part of the Executive’s 2016 Long-term Incentive Awards that are unvested will accelerate and vest in full as of December 31, 2018, and shall be delivered to Executive on such date as required by the terms of Executive’s Restricted Stock Grant Agreement. Attached hereto as Exhibit A is a list of all of Executive’s outstanding restricted stock or other awards with time-based or performance based-vesting under any incentive or other benefit plan maintained by the Company (the “Existing Equity Awards”). Executive represents that Exhibit A is a correct and complete list of his Existing Equity Awards on the date of this Agreement.

5.At-Will Agreement; Termination. Nothing in this Agreement changes the “at will” nature of Executive’s employment with the Company. Notwithstanding, the following provisions will apply in the event of a termination of Executive’s employment with the Company prior to the end of the Second Transition Period.

(a)Termination For Cause. The Company may terminate Executive at any time without further liability on the part of the Company. Only the following shall constitute “Cause” for such termination:

(i)action by Executive involving willful disloyalty to the Company, such as embezzlement, fraud, or misappropriation of corporate assets; or

(ii)Executive being convicted of a felony; or

(iii)Executive being convicted of any lesser crime or offense committed in connection with the performance of his duties hereunder or involving moral turpitude;

(iv)the intentional and willful failure by Executive to substantially perform his duties hereunder as directed by the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental disability) after a demand for substantial performance is made on the Executive by the Company’s CEO, and thirty (30) days has passed without such substantial performance.

(b)Effect of Termination.
(i)If Executive voluntarily terminates his Employment with the Company prior to the end of the Second Transition Period (which shall not include termination as a result of Executive’s death or permanent disability), or Executive is terminated by the Company for Cause, Executive will be entitled to receive such compensation accrued but unpaid to the date of such termination, and Executive shall have no right to receive (x) the Separation Payment, (y) accelerated vesting pursuant to Section 4 above or (z) any further compensation described in Section 2 above for any period after such termination.

(ii)If the Company terminates Executive’s Employment with the Company without Cause, or upon Executive’s death or permanent disability, Executive will be entitled to receive such compensation accrued but unpaid to the date of such termination. In addition, Executive will retain the right to receive the Separation Payment on the dates and as provided in Section 3 above, a pro rata portion of any Short-Term Incentive Plan payable to Executive through the date of termination, and all Long-Term Incentive Grants held by Executive, as described on Exhibit A, will accelerate and vest in full as of December 31, 2018.

6.Withholding. All payments required to be made by the Company hereunder to the Executive shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

7.Section 409A Compliance. It is intended that any amounts payable under this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Internal Revenue Code Section 409A and the treasury regulations and guidance thereunder (“Section 409A”) so as not to subject the Executive to the payment of interest and tax penalty which may be imposed under Section 409A. Notwithstanding anything contained herein to the contrary, if, at the Executive’s separation from service, (a) the Executive is a specified employee as defined in Section 409A and (b) any of the payments or benefits provided hereunder constitute deferred compensation under Section 409A, then, and only to the extent required by such provisions, the date of payment of such payments or benefits otherwise provided shall be delayed for a period of six months following the separation from service, and any amounts so delayed shall be paid during the seventh month following separation from service. Any reimbursement amounts payable under this Agreement shall be paid promptly after receipt of a properly documented request for reimbursement from the Executive, provided no amount shall be paid later than December 31 of the year following the year during which the reimbursable amounts were incurred by Executive. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

8.Execution of Agreement; Release of Claims. The payments and benefits to the Executive pursuant to this Agreement are contingent upon (a) the Executive executing and delivering to the Company this Agreement and a release of claims in the form attached to this Agreement as Exhibit B (the “Initial Release”) by 5:00 p.m. (CDT) on January 23, 2017, (b) the Executive executing and delivering to the Company on or before April 1, 2018 a release of claims in substantially the same form as the Release, effective as of that date (the “Second Release” and together with the Initial Release, the “Releases”) and (c) the Executive not revoking either of the Releases.

9.Resignations; Terminations. Effective as of the Transition Date, unless otherwise requested by the Company in writing, the Executive will, automatically and without further action on the part of the Executive or any other person or entity, resign from all executive offices of the Company, its subsidiaries and affiliates, other than the office of Executive Chairman of the Board of Directors of the Company, from which office the Executive will automatically and without further action on the part of the Executive or any other person or entity, resign on March 31, 2018. The Executive agrees that he shall execute any such further documents and instruments as may be reasonably necessary or appropriate to carry out the intent of this Section 9. Company and Executive acknowledge and agree that the Change of Control Agreement dated August 17, 2015 between Executive and Company will automatically terminate, without further action of either Company or Executive, upon the earlier of the Executive’s resignation as Executive Chairman of the Board or April 1, 2018.

10.Non-Reliance. The Executive represents to the Company and the Company represents to the Executive that in executing this Agreement they do not rely and have not relied upon any representation or statement not set forth herein made by the other or by any of the other’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement, or otherwise. The Executive (a) has reviewed with his own advisors the tax and legal consequences of entering into and the payments under this Agreement, (b) is relying solely on such advisors and not on any statements or representations of the Company, its agents or advisors, and (c) understands that he (and not the Company) shall be responsible for his own tax liability that may arise as a result of entering into and the payments under this Agreement, other than the Company’s liability with respect to any required tax withholdings thereon.

11.Death or Permanent Disability of the Executive. In the event of Executive’s death or permanent disability after the Effective Date of this Agreement, Executive or his estate (as applicable) shall be entitled to receive all of the payments and benefits under this Agreement that had accrued to Executive as of his date of death or disability, payable at the time as they would have otherwise been payable to Executive under this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives.

12.Assignability. The rights and benefits under this Agreement are personal to the Executive and such rights and benefits shall not be subject to assignment, alienation or transfer, except to the extent such rights and benefits are lawfully available to the estate or beneficiaries of the Executive upon death. The Company may assign this Agreement to any parent, affiliate or subsidiary and shall require any entity which at any time becomes a successor whether by merger, purchase, or otherwise acquires all or substantially all of the assets, stock or business of the Company, to expressly assume this Agreement.

13.Entire Agreement. The Executive acknowledges and agrees that this Agreement, together with the other documents, Company plans and Company policies referred to herein, and all agreements thereunder or related thereto to which Executive is a party) constitute the entire agreement and understanding between the parties and supersedes any prior agreements, written or oral, with respect to the subject matter hereof, including the payment of all amounts to which the Executive shall be entitled during the First Transition Period, the Second Transition Period, the Third Transition Period or thereafter. Executive expressly agrees that he is not entitled to any payments, including severance pay or benefits, pursuant to any severance plan, program or arrangement of the Company, except for those payments set forth herein.

14.Severability. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Agreement shall survive the termination of any arrangements contained herein.

15.Interpretation. This Agreement shall not be construed more strictly against one party than another by virtue of the fact that it may have been drafted or prepared by counsel for one of the parties.

16.Expenses. Each of the Company and the Executive shall bear its/his own costs and expenses in connection with the negotiation and documentation of this Agreement.

17.Amendment/Waiver. This Agreement may not be modified without the express written consent of the parties hereto. Any failure by any party to enforce any of its rights and privileges under this Agreement shall not be deemed to constitute waiver of any rights and privileges contained herein.

18.Successors. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

19.Applicable Law, Venue and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without regard to conflicts of laws principles, rules or statutes of any jurisdiction.

20.Waiver of Jury Trial. EACH OF THE EXECUTIVE AND THE COMPANY HEREBY WAIVES, RELEASES AND RELINQUISHES ANY AND ALL RIGHTS HE/IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTIONS ARISING DIRECTLY OR INDIRECTLY AS A RESULT OR IN CONSEQUENCE OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY CLAIM OR ACTION TO REMEDY ANY BREACH OR ALLEGED BREACH HEREOF, TO ENFORCE ANY TERM HEREOF, OR IN CONNECTION WITH ANY RIGHT, BENEFIT OR OBLIGATION ACCORDED OR IMPOSED BY THIS AGREEMENT.

21.Counterparts and Facsimiles. This Agreement may be executed in several counterparts, each of which shall be deemed as an original, but all of which together shall constitute one and the same instrument; signed copies of this Agreement may be delivered by .pdf, .jpeg or fax and will be accepted as an original.

22.Notice. Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:

To the Executive at:

    Roy Whitehead
425 Pike Street
Seattle, WA 98101

To the Company at:

Washington Federal, Inc.
425 Pike St
Seattle, WA 98101
Attn: General Counsel

WASHINGTON FEDERAL, INC.

By: /s/ Barbara Smith
Print name: Barbara Smith
Title: Chair Compensation Committee of the Board of Directors

EXECUTIVE:

/s/ Roy M. Whitehead
Roy M. Whitehead